Exhibit 23.B


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2000 relating to the financial statements, which appears in Tech Data Corporation's Annual Report on Form 10-K for the year ended January 31, 2000. We also consent to the incorporation by reference of our report dated March 28, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Tampa, Florida
August 28, 2000